Exhibit 99.2


RF INDUSTRIES, LTD.                                       For Immediate Release
RF Connectors/Neulink Telemetry/Bioconnect Medical



Investor Contact:                        Company Contact:
Neil Berkman Associate                   David Lamb, Director, Neulink Division
(310) 277 - 5162                         (858) 549-6340
info@berkmanassociates.com               www.RFNeulink.com


                   RF Neulink To Demonstrate New NL6000 at the
                 Remote Monitoring, Control and Automation Show
            --------------------------------------------------------
     Neulink Presentation: Improving Radio Channel Performance Within Land
                                 Mobile Radio,

                    Thursday, September 25th at 3:15 p.m. PDT



           SAN DIEGO, CALIFORNIA, September 25, 2003 . . . RF INDUSTRIES', (NASDAQ:RFIL) Neulink Telemetry Division today announced the introduction and demonstration of its new narrow-band capable NL6000 wireless data modem at the Remote Monitoring, Control and Automation Show at the Sheraton San Diego Hotel & Marina.
           Neulink will give a 50 minute presentation this afternoon at 3:15 p.m. PDT titled: Improving Radio Channel Performance Within Land Mobile Radio. This presentation, which addresses transceiver performance, error correction and new FCC Rules regarding narrow-band data transmission, is open to system operators, designers, developers, integrators and other individuals interested in wireless data communications.
           David Lamb, Director of RF Neulink, said, "We designed the NL6000 to meet the functional and performance requirements of mobile data applications for police, fire and emergency medical services, electric and gas distribution, wireless data networks, field service, and transportation applications, including courier, taxi and trucking services. We believe the NL6000's small footprint, separate telemetry and mobile media access layers, and flexible and narrow-band capabilities will be compelling to OEM and system integrators in the mobile data market."
           Lamb noted that Neulink expects that the NL6000 will continue to be a strong competitor in traditional telemetry applications, including remote data control and acquisition, irrigation control, fuel monitoring, security systems and automatic vehicle location.
           The IP addressable NL6000 enables local area network (LAN) connectivity through its onboard USB port, has up to 6 watts of RF power, operates to 22Kbps, is available in VHF or UHF frequencies and is fully compliant with the new FCC narrow band regulations. The 12-volt DC or battery-powered NL6000 can operate in severe conditions and harsh environments with higher reliability and performance than competitive products. CRC, forward error correction and a powerful 288 Mips DSP chip are standard.
           RFNeulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. Neulink is a division of RF Industries, whose RF Connectors' division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for PCS, radio, test instruments, computer networks and antenna devices. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

      The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.


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